                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-156357

Commonwealth Income & Growth Fund VII, LP
Sticker Supplement Dated July 16, 2010
To Prospectus Dated February 7, 2005

EXPLANATORY NOTE: The Sticker Supplement below is part of, and should be read in conjunction with, the Prospectus dated November 13, 2009, as supplemented by Supplement No. 1 dated April 9, 2010 and Supplement No. 2 dated June 2, 2010.

SUPPLEMENT FOR OREGON INVESTORS

In addition to meeting the general suitability standards on page 1 of the prospectus, Oregon investors must have a net worth of at least ten times their investment in CIGF7.